ARTICLES OF MERGER
                                       FOR
                    POZZOLANIC NORTHWEST BULK CARRIERS, INC.,
                           (a Washington corporation)

                                       AND

                              ISG RESOURCES, INC.,
                              (a Utah corporation)

         Pursuant to the provisions of sections 23B.11.070 and 23B.11.050 of the Washington Business Corporation Act (the "Act"), ISG Resources, Inc., a Utah corporation (the "Corporation"), hereby adopts and files the following Articles of Merger as the surviving corporation to the merger of Pozzolanic Northwest Bulk Carriers, Inc., a Washington corporation, with and into the Corporation:

          FIRST: The Plan of Merger (the "Plan") is attached hereto and is made a part hereof.

          SECOND: The Plan was duly approved by the shareholders of each foreign constituent corporation in the merger pursuant to the laws of each such corporation's state of incorporation and each domestic constituent corporation has complied with sections 23B.11.010 through 23B.11.040 of the Act and has duly approved the Plan pursuant to section 23B.11.030 of the Act.

          THIRD: The  shareholders  of  each  domestic  constituent  corporation
               approved  the  Plan  by  their   unanimous   written  consent  in
               accordance with section 23B.07.040(1)(a)(i) of the Act.

         DATED as of November _____, 1998.

                                         ISG RESOURCES, INC.,
                                         a Utah corporation

                                         By:
                                             ------------------------
                                               R Steve Creamer
                                               Chief Executive Officer
                                               (An officer's title)